Distribution: Gary Castleberry, Ed Smith, Hemant Lall, Paul Gribik, Dariush Shirmohammadi, Shashi Pandey

Follow-up opportunity for PSC from George Backus
Author: Alan Suding at PSC-LADWP
Date: 5/1/97 11:05 AM


As a follow-up from the group meeting McMenamin had which included Paul and George, George was invited in yesterday by Treasurers to talk with a group of SCE VP's which included Willie Heller (Strategic Planning' and Vikram Budhraja. (He met later in the day with SCE UDC folks too but that's not important right now.)

The VP meeting turned out to be a tough group interview of George. He was grilled particulary hard by Willie Heller. Apparently Willie was satisfied because he wants George to set up a system and process for SCE to evaluate gaming options when dereg starts. Willie told him to get whatever additional help he needs. WH doesn't care if it's from PSC, Arthur Anderson, or McKinsey. George got the impression WH would prefer it not be McKinsey in order to maintain neutrality.

This project is very confidential within Edison.

George sees the following as what needs to be put together. 1) George's SD model

2) Paul's insights (and model) into how the ISO works, where are the holes in the ISO process, which ones should be plugged, which should be used, etc.

3) Massive data input from the ISO/PX when it's running

4) Expert statistical skills (with a commodoties emphasis) in order to analyze whether results are due to model recommendations or just coincidence. (George mentioned Backsholes method and co-integration method as two examples of what he's thinking about.)

5) Set up a data "intelligence" process to determine when PG&E, Enron, Southern, or any other entity is manipulating the market vs. just random market activity. How can Edison's maneuvers be "hidden" or "obscured".

Willie wants to set up a gaming system so that hourly, daily, and monthly moves in the market can be explored, tested, analyzed, and then used. As well as an overall strategy to guide the tactical decisions.

Can PSC provide assistance with items 2 thru 5 in working with George? I'd like to get back to George later today or tomorrow at least with a preliminary indication of PSC's interest.


Author: Paul Gribik

Alan:

I think that items 2-5 are very interesting areas. I have been talking to Dariush and Ali about the gaming opportunities that may exist in the protocols. I think that this could be a good area to find work, and George's abilities enhance ours quite well.

We should ask ourselves whether Edison is the best party to whom to sell such services. Will Edison be a winner in the new market? If Edison will only be a marginally effective competitor, can we make big dollars by working with them? Is there another energy company that we should approach to sell these services?

Overall, I think that this is the right area in which we should try to work. Our experience in working on the ISO systems will give us a lot of info on gaming opportunities.

Paul


Re: Follow-up opportunity for PSC from George Backus
Author: Hemant Lall at Net-Mac
Date: 5/9/97 12:09 AM


Al,

Great. This has now reached the right level for us to start working with George. For those who may not know Edison's players:

- Willie Heller is head of strategic planning for all of Edison. Formerly he was head of utilities practice for McKensie. He was hired by Bryson (CEO) about 18 months ago. I have met him twice before. Willie respects our abilities. Willie and Gil Marmol are friends.

- Vikram is heading up deregulation at Edison. He is our mentor.

- Treasurers not only respects us, but likes us too. I personally have good relationships with them.

The work is as strategic as it can get. We can enable Edison to game the market and potentially save them $10's millions/yr, if not $1 00'sM. If we do it right, the thought leadership we can provide to other IOU's (over 100) will be invaluable to PSC.

The story we can leverage is compelling i.e. Transmission congestion leadership in Calif (Gribik -- Gary has agreed to his part time availability), builders of ISO (Dariush, part time), coupled with UK experience (Dr. Michael Azoff, if available. Michael worked with me in the UK to build a neural network model for UK pool prices. He is a genius in mathematical and statistical modeling. Ed, who do I need to check with re Michael's availability? Is it Byers?) If we are short of resources, I'll chip in in the areas of mathematical programming and computer simulation. If we are still short of resources, we can get a kid we hired from Texas A&M 2 yrs ago who now works for Lindy Blackburn. He'll be good for running different scenarios for the simulation models.

I will arrange a meeting with Vikram next week to seek advise and do some selling.

Would it be possible to set up a meeting with George on 13th or 14th in LA? Else a phone call?

- Hemant


Re[2]: Follow-up opportunity for PSC from George Backus
Author: Paul Gribik at PSC-LADWP
Date: 5/9/97 8:47 AM


Hemant:

I think that we should pursue this opportunity. I have been looking at holes in the protocols that may give rise to gaming opportunities. I was looking at this from an scheduling coordinator's perspective. However, even such gaming strategies may be of interest to Edison so that they can be alert to others trying to pick their pockets. I am attaching a memo that I wrote that outlines one such hole. It is a bit technical, but may serve to illustrate what we can do for Eedison when we focus on their needs.

I would like to meet with George ASAP. However, Wed May 14, Thur May 15, Fri May 16 are bad for me. I am scheduled to participate on a panel on computer systems for the new markets that Ali Vojdani is running at the PICA conference in Columbus. I will be either at meetings or on the road these days. I could meet that Tuesday. Or I could participate in a conference call on Friday.

Let me know when you want to meet or talk. Also, let me know if I can do anything else.

Paul



Author: dariush shirmohammadi at psc-ladwp

Just to follow up with Paul's point, we cannot restrict ourselves to SCE or even California where whatever we do could have conflict of interest connotations to it.

National and international market opportunites should be our main goal. Apparently George is interested in collaboration beyond California. Hence our main focus should be to ensure that:

1) SCE does not restrict such opportunities and if they do we (PSC) should walk out of this potetntial project.

2) This project, if we did go forward with it, should be construed as developing tools to prevent gaming against SCE rather than to allow SCE to game the market.

3) Consider the possibility of taking the initiative in these areas ourselves. We have most the resources and the contacts. We could use George as a resource (I guess George will be OK with this).

4) do not believe that we will be in a position to build another ISO system anywhere else in the world anytime soon. PX maybe; but ISO I doubt. And this should not be a big deal given that the ISO/PX markets themselves may not be so lucrative anyway. However, systems such as the one being considered for SCE would have applications everywhere and can provide us with tones of business opportunities.

Dariush


Author: Al Suding

Good points, especially deciding up front "triggers" for walking away from a project and looking into opportunities for this type of analysis in other markets.

George has said while we considered a previous joint opportunity with Steve McMenamin, as well as in this one, that he'd be comfortable with, and prefer, that PSC be the lead. I don't know that much about George's company and business partners but perhaps there is an acquisition opportunity such as there was with TRC and others who have with unique skills that compliment PSC's market. The benefit to him is the larger resources and markets that become available. That would definitely align interests.

I don't entirely agree with 2). The project should be one to develop analysis tools and intelligence mechanisms to optomize Edison's performance in its market based on information legitimately available to the company.

Distribution: Dariush Shirmohammadi, Paul Gribik, Al Suding, Jeff Amlin

Subject: SCE project
Author: gbackus~boulder.earthnet.net/osmtp at x400po Date: 5/7/97 12:07 PM

Paul,

William Heller has asked me to put together a smart gaming system that looks at the present and past conditions, find patterns, and determine moves (day, hour and spot) that maximize profits for generation and minimize costs for the UDC. One component of the system needs to analyze the (probabilistic spectrum of) impacts of a move before hand. Is your L-P model (as in your paper) THE model that the ISO will use. Is the model (in theory) fully available-to all those who participate in the California system? To SCE?

Have any information on the run time for you model? (Is each run an hour or a day of hours?) I would need to make 40-100 runs for each hour to determine the possible outcomes and the correct portfolio of bids.

Thanks

George


From: Paul.Gribiktpscmail.ps.net
To: gbackustboulder.earthnet.net Subject: Re: SCE project
Date: Wednesday, May 07, 1997 2:08 PM
George:

The paper describes the model that the ISO will use to allocate and price interzonal transmission capacity to the various Scheduling Coordinators for their energy transactions. There are some as yet incompletely defined protocols that will be used to allocate and price interzonal transmission capacity for ancillary service transactions. The paper does not address these. The paper also does not describe the procedures that will be used to adjust energy schedules to relieve intrazonal congestion and the settlements for this.

The software that solves the interzonal congestion management LP is being developed by PCA in Arizona. This will not be public domain softeware. I also don't think that SCE will be just given a copy; however, SCE does own a license for PCA's OPF. This is the package from which the congestion management software is being developed with many significant changes.

I am sure that PCA will sell to others, but they won't give it away. In any case, for your probabilistic analysis, I think that a much smaller LP would give acceptable results (many fewer nodes in the transmission network model). This could be developed using a commercial LP package. The ISO will solve each hour in isolation. Base software to solve the intemporal problem was not available and modeling 24 interrelated hours was considered too risky.

Paul


Subject: Re: SCE project
Author: gbackus(boulder.earthnet.netsmtp at x400po Date: 5/7/97 5:54 PM

Thanks for getting back.

How do the utilities check to make sure the PX or ISO is not screwing them if they don't have the model themselves to at least run tests on? We want to check what did happen (we need to see what data is going to be public off the PX and ISO) with what could happen. The "aggregate" model would need to be close or have a well defined bias. If we can't have the "real" model would you be available to "make" the "gaming" version? This implies you would have the data set from the real model.

G

From: Paul.Gribikgpscmail.ps.net
To: gbackusgboulder.earthnet.net Cc: Alan.Sudinggpscmail.ps.net
Subject: Re[2]: SCE project
Date: Thursday, May 08, 1997 8:09 AM
George:

I don't think that ABB, E&Y, etc. agreed to give licenses to use the ISO's software to anyone other than the ISO. If someone wants to use the software to check the ISO operations, I believe that they must make arrangements with the vendors to obtain licenses. The vendors are under no obligation to provide access to their intellectual property to anyone for free.

Let's look at the aggregate model. The interzonal congestion management model will include a DC OPF model that can handle several thousand buses in the WSCC system model (approx. 6000 buses I think). I am not convinced that the probabilistic analyses you may want to run will need this level of detail. We may be able to get by with a model that uses only around 100 buses. This will of course require some analysis of the transmission network to see what we can do. Another part of the problem is just dealing with the volume of data to model the 6000 bus network. Shrinking the network will reduce this problem.

The interzonal congestion management model will also include a market separation constraint for each scheduling coordinator. In phase 1, the ISO want to be able to treat 1000 SCs. In phase 2, 4000 SCs. For your gaming analyses, I don't think that we will need to treat this many SCs. We may be able to get by with treating approx. 100 SCs. There won't be anywhere near this many major players in the energy trading arena.

Because of this, I think that writing a small interzonal congestion management model in MINOS, CPLEX or other LP solver should be a fairly cheap and relatively quick. Definitely cheaper and quicker than waiting for PCA to develop their software and buying a license.

The 6000 bus model will probably be needed for intrazonal congestion management. For this model, we will use a full AC OPF without market separation constraints. This will be solved using a minor extension of PCA's off the shelf OPF. Running full AC OPFs can be very tricky. Just defining a reasonable case can take weeks of effort. I don't know if the effect of intrazonal congestion will be worth the effort to analyze. I am afraid that it will offer gaming opportunities so it probably will be an area to analyze. The gaming opportunities will arise since the number of resources that can relieve an "intrazonal" constraint violation will be very limited in may cases. This will give rise to locational market power.

At present, I don't know what my availability will be. My time may be fully booked on the ISO Alliance systems build. Personally, I think that your project is more interesting. It could also be more in line with my abilities and background. However, PSC has a lot riding on the ISO systems development and if they want my full or nearly full time, I'm sure that they would get it. I wish that I could give you a better estimate of my availability, but this is as clearly as I can see into the future. I personally think that building the gaming version of the interzonal congestion management software would be doable and interesting. It could also give a valuable back-up to the full model being developed by PCA.

Paul

Subject: Re: Re[2]: SCE project
Author: gbackusgboulder.earthnetnetsmtp at x400po Date: 5/8/97 12:19 PM


Paul,

Thanks much for this one. You gave me great information. I agree with your assessment and understand it. I would like to find a way to make it worth PSCs while to have you help on this project. From an intellectual point of view I like to think about the AC gaming just because it is such a tough problem. As a follow on to what I hope we can do DC in phase 1, AC could be looked at in phase
2. In phase 1, I am actually trying to get the CPUC to recognize the mess they are causing with their pricing and marketing rules and relieve some of the restrictions so that the market can actually behave like a market (as in supply and demand cause the price the customers see). It should also help SCE survive until the CPUC changes its perspectives. In phase 2, it would seem to be worth money for SCE to look at AC issues and I just want to satisfy my own curiosity on the dynamics. (In that I see SCE probably as a big loser before deregulation is done, helping them game the system doesn't seem all that predatory -- maybe it's just my rationalization.)

George


Subject: Re[4]: SCE project
Author: Paul Gribik at PSC-LADWP
Date: 5/8/97 3:10PM


George:

The project definitely is interesting. It should also have good follow-on potential.

I think that several areas of the protocols have large potential for gaming. I don't know if we want to try to get the CPUC, FERC, ISO and PX to try to plug the holes. I am afraid that it may be too late. It may be best to help SCE guard against attacks and develop profitable strategies under the existing protocols.

I hope that we can get together on this. It should be fun and profitable. I look forward to talking about this more.

Paul


Author: George Backus:

Glad to hear of your interest. I didn't mean affecting the CPUC directly. It's just that once the CPUC sees the gaming they may rethink things and in a few years get the system cleaned up to work better.

G


Subject: Re[5]: SCE project
Author: Alan Suding at PSC-LADWP
Date: 5/8/97 5:25 PM

First order of business is the project proposal then. In the meantime e-mail discussion can continue as it has been regarding the work. How about a conference call on Monday with the intent of getting the proposal out?

If everyone would toss out suitable times and phone numbers, I'll coordinate the call. I'm open all day Monday.

Another option is to use Kinko's video conferencing facilities (if one is convenient to everyone). PSC will cover $. Not so much to see each other but to see documents/drawings at the same while talking goes on.

PSC has a proposal outline that I can send to all as a starting point.

In addition, I'll sort thru the e-mail todate send a summary of the conversation and suggestions in the form of meeting minutes (kinda) such as; planning for subsequent marketing to other companies, ISO model availability and cptions, computational needs, pending coordination, priority, and approval questions within PSC and such.

George, who's jamlingearthlink.net?


Subject: Re: Re[5]: SCE project
Author: gbackus~boulder.earthnet.net%smtp at x400po Date: 5/9/97 12:53 PM


Jeff is my business partner and the head of Systematic Solutions, Inc. They primarily do the model development and client support/project work. Jeff already has many of the bases covered for model design and functionality. We do need Paul's smarts on the ISO submodel. We have a good PX submodel but would surely take the "real" California model. We also need the good technical analysis "wall-street" PSC consultant to make sure that we are not deceiving ourselves on what to look for and what it means. The "consulting" here is mostly cross-check and fatal flaw stuff because, unlike the stock market analysis tools, we will be having an affect on the out come (we cannot assume our acts are independent of the market). Nonetheless, if we go "co" on a product then the "stock market/commodity" folks of PSC will be needed in marketing and training.

I need to talk to Jeff on our thoughts of going in with you to sell the product elsewhere jointly. I am positively inclined but we need to think clearly here. (Jeff and I have already touched bases with other clients on the product and are a few steps ahead of your here.) Also the gaming AI stuff we bring along with the systems dynamics techniques raises many long term business issues with us should they become "yours." I think we can easily work this all out but I need to think of what it means.

Paul is far superior to us in the models of the ISO and PX, and crucial to the California work. But SCE will make sure we can only work for them in California. PERIOD, PERIOD!!!! This may bring some "exclusivity money" but we would want to market elsewhere for better $. We can do "elsewhere" ourselves (Jeff and 1) including the ISO model, but having you guys on board would certainly increase what we could do (given our size) and take advantage of Paul's expertise and productivity (as compared to ours).

I have a conference call with the SCE lawyers at 10:00 AM your time on Monday to determine what we can put on paper and how hard nose SCE will be about residual rights. We need to have some contact among us before then to see what our mutual needs are -- before I inadvertently give the "farm" to SCE.

Can we talk early Monday AM your time and then get into the proposal thing later Monday? I can do Kinko's video conferencing if you think it would help. At the moment I am not so sure we have much to "see."

The proposal has to phased I think because we need to see along each step what high-cost tasks may have been overlooked and whether we are smart enough to be sure we can successfully complete the next step (as in producing money making decisions/gaming for SCE). We will need to study the CPUC rules to determine all significant gaming strategies/loop-holes, we will need to have some early play with humans to see if the system works and whether "real" people do things we have overlooked. We also need to test out the data crunching and run time of the software so that it gives an answer before it's needed. We will then have to test the AI/statistical algorithms to see if it finds the gaming information and plays well against humans. Then we have the real January-plus tests where we need to be on-site closely watching and fine- tuning the model -- jumping in if we see the model do something stupid and stop Art Channing from doing what the model said. If we find overbooking useful, the model may be betting on over $50 million per day. A few days of big losses may be frowned upon by SCE management
- and their contract lawyers.

George

    (Intermediate discussion regarding conference times and flights deleted).


Author: George Backus

If I flew in, I would not be able to get to SCE until 10:00 for their "meeting." We would not have time to talk before hand. I could "call" them from your offices for the conference call but still we would only have a few minutes to get our act together. I hope Hemant can be on the Monday morning "chat" as well. Sounds like he has some good experience at making SCE responsive. As such, the telephone may give us the most time. Should we start early as possible on the telephone Monday morning with others coming in as they arrive?

I am open to the flight (I think) but it's not clear it helps the Monday problem. I am gone the next Thursday through the next Thursday I am in San Francisco on Thursday but the day is full. I can make some contact over those days but not much. That does mean that next Monday through Wednesday are proposal go-nuts days. I think I really do need to get something to Heller next week. I would guess we need to strike while the iron is hot.

Depending on how we agree on Monday AM, I am open to PSC being the lead. I can then load up the laptop and head your way for Tuesday to work on the proposal or I can emial my parts on Monday and Tuesday. If we can somehow assume we WILL make this work, I could come out on Monday to work on the proposal and have the SCE legal stuff as just a side show. Given everything else I am doing and needs to be done yesterday, I can only be in LA for one day, however. I'm now confused. What's your perspective.

George

Distribution: Hemant Lall, Paul Gribik, Dariush Shirmohanmadi

Author: Al Suding, 5/9/97

I got your phone mail and talked with George today. Everything is "thumbs up". Hemant and George need to talk before Monday because Edison wants their lawyers to talk to George at 10:00a.m. on Monday.

I scheduled conference call with Paul, Dariush, and I with George at 8:30 a.m. on Monday from ISO Alhambra offices. (That OK Dariush & Paul?)

George wants to make sure we're in sync before talking to Edison lawyers.

George's number is 303-467-3566. I gave him Hemant's hotel number (although you're probably not there) and Hemant's home number. If George can't reach Hemant today he will try at his home Friday night or Saturday.

By the way, George's business partner is Jeff Amlin. George usually talks with clients and lays out the model. Jeff checks him and develops the software model. They have talked and both agree that they need PSC to pull off the Edison contract.

Gary Steam (Edison Treasurer's) will be the project contact on Edison's side representing Willie Heller.

Other info:

George has had some discussion with McKinsey in the past but that appears to have ended. McKinsey did not follow through with George several times. And George had to tell some of their clients that what McKinsey was recommending was wrong. George has been in discussions with other utilities and needs to keep that in balance too. George doesn't see either of these as a problem but wanted to alert us.

George mentioned that South America could be a big market for this sort of work too, as well as other parts of U.S. and Europe. He's very concerned in arranging the contract with Edison so that Edison gets the protection they want without prohibiting our market elsewhere.

Distribution: Paul Gribik, Alan Suding, Dariush Shirmohammadi, George Backus

From: Alan.Sudinglpscniail.ps.net
To: gbackusgboulder.earthnet.net
Subject: SCE Project
Date: Wednesday, May 07, 1997 8:22 PM >

Paul & Dariush are interested although they are concerned about whether Edison is the right company to do this with. I think it's too good an opportunity to pass up.

PSC has the statistical and other talent to fill in the gaps, I believe.

The guy I need to talk to nail down specific talent is out of town this week in some corporate meetings. While he checks e-mail it may take a few days to pull things together.

What is Heller expecting back next? And when?


Re: SCE Project
Author: gbackusgboulderearthnet.netsmtp at x400po Date: 5/8/97 10:32 AM

Heller want a multi-hundred thousand dollar proposal yesterday to have a working tested product in-house and his staff fully trained by the end of October. Hey, no problem.... (This is peanuts compared to your $48 million of work due yesterday.) I can "fix" some of the demands in a proposal, but I hope your guy and I can talk Monday.

Thanks for your help. Who do Paul and Dariush think I should approach - or conversely why do they think SCE is bad? I don't want to get in more trouble than its worth.

George



Re: SCE Project
Author: Alan Suding at PSC-LADWP
Date: 5/8/97 9:55 AM

Here's the scope and timing of the project. Any suggestions for other companies to pursue besides SCE? Since this opportunity has come up with SCE, I'm prone to want to take advantage of it since it's an opportunity to learn though the implementation. The experienced gained would be transferable, eh?

Any ideas on someone to recommend to work with George at least on a contingent basis? Would you have time for phone calls to help George move ahead while approval/decisions are pursued in PSC?



Re[2]: SCE Project
Author: dariush shirmohammadi at psc-ladwp Date: 5/8/97 2:59 PM

Al,

I am amazed how quickly this is materializing. However, I am not sure what is it that George is asked to do for SCE and what is it that we can help him with. Could you help me with it?

I am definitely interested in participating in the Monday discussion. I am assuming Paul is also interested. What are the logistics?

I am not sure whether you are aware that Kathleen Byrne is also trying to establish some contacts/projects/work with SCE in these similar areas. I suggest that you talk with her soon.

Finally, I do believe that at this time we should concentrate on doing the work for one company only (say, SCE) and learn from the process. We should, however, start to market our future services as an alliance with George Backus in the industry. In doing all of this, we need to make sure that there is no conflict with the ISO project so ar as propriety is concerned.

Look forward to hearing from you.

Dariush


Re[3]: SCE Project
Author: Alan Suding at PSC-LADWP
Date: 5/8/97 3:19 PM


You and Paul can help with your insights and understanding of Calif ISO/PX specifics, related gaming options, and generally smart people.

Know much about statistics?

I'll get in touch with Kathleen. Thanks.

I hope Hemant and Castleberry join in this discussion soon especially regarding marketing, work priorities, and such. I've sent them e-mails about this but haven't heard back yet.